Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NN, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

NN, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The first sentence of Section 1 of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The total number of shares of capital stock that the Corporation shall have the authority to issue is 95,000,000 shares, consisting of 90,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).”

2.    The amendment to the Restated Certificate of Incorporation effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.    This Certificate of Amendment will become effective when filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 16th day of May, 2019.

NN, INC.

By:	/s/ Matthew S. Heiter
Name:	Matthew S. Heiter
Title:	Senior Vice President, General Counsel